Exhibit 4.2

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of November 8, 2016, is entered into by and among Novatel Wireless, Inc., a Delaware corporation (the “Issuer”), Inseego Corp., a Delaware corporation (“Inseego”), and Wilmington Trust, National Association, a national banking association, as trustee hereunder (“Trustee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture (as defined below).

RECITALS

WHEREAS, the Issuer and the Trustee are parties to an Indenture, dated as of June 10, 2015 (the “Indenture”), which Indenture governs the 5.50% Convertible Senior Notes due 2020 (the “Notes”) issued under and in accordance with the provisions of the Indenture;

WHEREAS, as of the date of this First Supplemental Indenture, there is $120 million aggregate principal amount of the Notes outstanding;

WHEREAS, the Issuer, Inseego and Vanilla Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Inseego (“Merger Sub”), are parties to that certain Agreement and Plan of Merger, dated as of November 7, 2016, pursuant to which Merger Sub merged with and into the Issuer, with the Issuer surviving as a wholly-owned subsidiary of Inseego (the “Merger”);

WHEREAS, at the effective time of the Merger (the “Effective Time”), each share of common stock of the Issuer issued and outstanding immediately prior to the Effective Time was converted into a share of common stock of Inseego (“Inseego Common Stock”), having the same designations, rights, powers, preferences, qualifications, limitations and restrictions, as a share of common stock of the Issuer converted;

WHEREAS, the Merger will constitute a Common Stock Change Event under Section 10.08 of the Indenture and as a result of such Common Stock Change Event, the Notes will become convertible into shares of Inseego Common Stock on identical terms that the Notes were convertible into shares of Common Stock immediately prior to the Merger;

WHEREAS, as a result of the Merger, Inseego is required to execute and deliver with the Trustee a supplemental indenture providing for the conversion and settlement of the Notes into shares of Inseego Common Stock as set forth in the Indenture and providing for adjustments that shall be as nearly as equivalent as possible to the adjustments provided for in Article 10 of the Indenture;

WHEREAS, Section 9.01(k) of the Indenture provides that, without the consent of any Holder, the Issuer and the Trustee may enter into one or more supplemental indentures in connection with a Common Stock Event;

WHEREAS, the Issuer, Inseego and the Trustee desire to enter into this First Supplemental Indenture to evidence Inseego’s obligation to issue shares of Inseego Common Stock upon the conversion of the Notes, in each case in accordance with the provisions of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture when executed by the parties hereto a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done and performed.

NOW, THEREFORE, the parties hereto covenant and agree for the benefit of all holders of the Notes, as follows:

ARTICLE ONE

EFFECT OF THE MERGER

Section 101    Conversion to Inseego Common Stock. From and after the Effective Time, the consideration due upon the conversion of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 10 of the Indenture were instead a reference to the same number of shares of Inseego Common Stock. Inseego agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and agrees that for purposes of the conversion of the Notes in accordance with Article 10 of the Indenture it shall be assuming the obligations of the Issuer under the Indenture to issue shares of Inseego Common Stock pursuant to and in accordance with Article 10 of the Indenture.

Section 102    Adjustment of Conversion Rate. All anti-dilution and other adjustments to the Notes set forth in Article 10 of the Indenture shall continue in the same manner as if each reference to any number of shares of Common Stock in Article 10 of the Indenture were instead a reference to the same number of shares of Inseego Common Stock.

Section 103    References to Common Stock. From and after the Effective Time, all references in the Indenture and the Notes to “Common Stock” shall refer to the Inseego Common Stock instead of shares of the common stock of the Issuer.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

Section 201    Confirmation of Original Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and the First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 202    GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 203    Separability Clause. In case any provision in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 204    Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. For the avoidance of doubt, Inseego does not hereby assume any obligations of the Issuer under the Indenture, as supplemented and amended by this First Supplemental Indenture, other than as expressly provided for in this First Supplemental Indenture.

Section 205    Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same document. The exchange of copies of this First Supplemental Indenture and signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes.

Section 206    Successors. All agreements of the parties hereto in respect of this First Supplemental Indenture shall bind their respective successors.

Section 207    Headings. The headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any of the terms or provisions hereof.

Section 208    Trustee Makes No Representation. The recitals contained herein are made by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed all as of the date and year first written above.

NOVATEL WIRELESS, INC.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Chief Financial Officer

INSEEGO CORP.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee.

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page – First Supplemental Indenture]